EX 99.1

Delek US Announces a Definitive Agreement to Sell West Coast Asphalt Terminals

Brentwood, Tennessee – February 12, 2018 -- Delek US Holdings, Inc. (NYSE: DK)(“Delek”) announced today that it has reached a definitive agreement to sell four asphalt terminals to an affiliate of Andeavor. This transaction includes asphalt terminal assets in Bakersfield, Mojave and Elk Grove, California and Phoenix, Arizona, as well as Delek’s 50 percent equity interest in the Paramount-Nevada Asphalt Company, LLC joint venture that operates an asphalt terminal located in Fernley, Nevada. The total cash consideration is $75.0 million plus working capital. Subject to customary closing conditions, certain preferential rights under the joint venture arrangement and regulatory approvals, this transaction is expected to close in the first half of 2018.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek said, “We explored different options for these assets, including a sale to our affiliate, Delek Logistics Partners, LP, and determined this transaction was the most attractive relative to other options. The net cash proceeds from this transaction could be used in our capital allocation program to return cash to shareholders. We have additional logistics assets with potential EBITDA of approximately $73.0 million that may be dropped down to Delek Logistics Partners in the future, including the logistics assets at the Big Spring, Texas refinery with approximately $41.0 million of EBITDA. With the completion of the acquisition of Alon USA Partners on February 7, 2018, we expect to move forward with the drop down of the Big Spring assets during the first half of 2018, subject to the completion of the customary conditions related to the drop down process.”

Tudor, Pickering, Holt & Co. is serving as exclusive financial advisor on this transaction to Delek US and Norton Rose Fulbright US LLP is serving as legal advisor for Delek US.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in California, Texas and Arkansas that produce biodiesel fuel.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the ability to complete the sale of four asphalt terminals and other assets to a third party successfully or at all; the amount and use of cash consideration from such transaction and the availability or amount of inventory at closing; the ability to obtain regulatory approval for such transaction; the proposed timing for the closing of such transaction; the use of net cash proceeds from the transaction; the future return of cash to shareholders, if any; potential EBITDA from logistics assets; future drop downs of assets to Delek Logistics Partners and the timing for such dropdowns and potential benefits therefrom; the ability to complete customary conditions related to the drop down process and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks described under the caption “Risks Related to the Business of the Combined Company Following the Mergers” in the Form S-4 (Registration Statement No. 333-216298) filed by Delek Holdco, Inc. (now named Delek US Holdings, Inc.) which was declared effective by the SEC on May 26, 2017.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Contact:
U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366